Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. RENEGOTIATES DEBT AGREEMENT

VANCOUVER, Wash. (October 11, 2007) – Nautilus, Inc. (NYSE: NLS) today announced that it has signed a proposal letter with Bank of America, N.A. to expand its current debt facility to a 5-year, $150 million asset-based loan with a $50 million accordion. The Company has targeted to close the new facility by year-end 2007, subject to market conditions.

In the interim, the Company is negotiating an amendment and has executed an agreement to secure its existing 5-year, $125 million unsecured debt facility with its current lending syndicate led by Bank of America.

“The steps we have taken today with respect to our existing credit facility and toward a new credit facility demonstrate our commitment to managing our business in a manner that advances both our business strategy and the interests of our shareholders,” said Nautilus, Inc. Chairman, President and CEO Bob Falcone.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. More information is at www.nautilusinc.com.

This press release includes forward-looking statements, including statements concerning the Company’s expectations with respect to its current and future financing arrangements. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of the risks and uncertainties that should be considered in connection with these and other forward-looking statements we may make from time to time. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.